CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 25, 2014 on the financial statements and financial highlights of the Praxis Mutual Funds, in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 033-69724), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 28, 2014